McMoRan Exploration Co. Announces Successful

Flow Test at South Marsh Island 223 “JB Mountain”

NEW ORLEANS, LA, March 13, 2003 – McMoRan Exploration Co. (NYSE:MMR) today announced a successful production test on the South Marsh Island Block 223 ("JB Mountain") exploratory well.  The production test indicated a flow rate of 14.25 million cubic feet of gas per day, 1,056 barrels of condensate per day, and no barrels of water on a 14/64ths choke.  Flowing tubing pressure was approximately 13,300 pounds per square inch at the end of the test period.  The flow test of this well was limited by the testing equipment as to the rate at which it could be produced.  Further engineering analysis indicates the well has a potential of producing 61 million cubic feet of gas per day and 4,900 barrels of condensate.  Initial production is expected in second quarter 2003.  Plans for a second JB Mountain well are currently being developed.

As previously reported, the JB Mountain exploratory well was drilled to a measured depth of approximately 22,000 feet and was evaluated with wireline logs prior to the production test.  Wireline logs indicated significant intervals of hydrocarbon pay.

McMoRan also announced today that the Louisiana State Lease 340 ("Mound Point Offset") well is currently drilling below 12,000 feet.  As previously reported, drilling commenced during February 2003.  The well has a planned total depth of 18,700 feet and is located six miles northeast of JB Mountain and one mile from the McMoRan Mound Point discovery well.

The JB Mountain and Mound Point deep-gas prospects are located in water depths of 10-feet in an area where McMoRan is a participant in an exploration program that controls an approximate 80,000-acre exploratory position including portions of OCS Lease 310 and portions of the adjoining Louisiana State Lease 340.  The program currently holds a 30.4 percent working interest in the Mound Point Offset prospect and a 21.6 percent net revenue interest.  The program currently holds a 55 percent working interest in the JB Mountain prospect and a 38.8 percent net revenue interest.  As previously reported, under terms of the program, the operator is funding all of the costs attributable to McMoRan’s interests in four prospects, including the JB Mountain and Mound Point Offset prospects, and will own all of the program’s interests until the program’s aggregate production from the four prospects totals 100 billion cubic feet of gas equivalent, at which point 50 percent of the program’s interests would revert to McMoRan.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, and development and production activities.  Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and mine closure costs. Such factors and others are more fully described in more detail in McMoRan’s 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Investors are urged to consider closely the disclosures in McMoRan’s Form 10-K.

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